Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES $212.5 MILLION REFINANCING,

REDUCING COST OF CAPITAL AND PAYING OFF ACCRUED PREFERRED DIVIDENDS

New York, NY – March 12, 2014 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced a $212.5 million financing comprised of a $140.0 million senior secured credit facility and a $72.5 million second lien facility to refinance its existing senior secured debt and accrued preferred dividends.

The refinancing, combined with the Company’s payment of its accrued preferred stock dividends, accomplishes the following financial objectives;

•	Reduces the Company’s combined cost of debt and preferred stock to 7.0%;
•	Extends debt maturities through 2019;
•	Reduces mandatory debt amortization payments to less than $1.1 million per year through 2018;
•	Reduces annual debt service and preferred stock payments by $2 million;
•	Resets the dividend rate on the Company’s convertible preferred stock from 12.0% to 7.75% per annum; and
•	Provides the Company with the option to repurchase up to $7.5 million of its convertible preferred stock for par value plus any accrued dividends outstanding.

“We are pleased to consummate the refinancing,” commented Joseph McHugh, Chief Financial Officer of Rand.  “Besides reducing our combined cost of debt and preferred stock and extending our debt maturities, we are encouraged by the opportunity to retire up to $7.5 million of our convertible preferred stock at par.  Additionally, the modest annual mandatory amortization payments associated with our new debt facilities will provide us with cash flow flexibility.”

The senior debt financing was provided by a syndicate led by GE Capital Corporation and the second lien facility was provided by a syndicate led by Guggenheim Corporate Funding, LLC.  Barclays acted as exclusive placement agent for the second lien facility.

The final agreements will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K and will be available at www.randlogisticsinc.com in the investors section under "SEC filings."

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2013.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Cameron Associates Alison Ziegler and Kevin McGrath (212) 554-5469 alison@cameronassoc.com

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